EXHIBIT 12


                     THE COCA-COLA COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)




                             Three Months
                                Ended                                 Year Ended December 31,
                              March 31,       ------------------------------------------------------------------
                                 2003              2002           2001           2000          1999         1998
                             ---------        ---------      ---------     ----------     ---------   ----------
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles      $  1,123         $   5,499      $   5,670      $   3,399     $   3,819     $  5,198

 Fixed charges                     54               236            327            489           386          320

 Adjustments:
  Capitalized
   interest, net                    -                (1)            (8)           (11)          (18)         (17)

  Equity income or loss,
   net of dividends               (35)             (256)           (54)           380           292           31
                             --------         ---------      ---------      ---------     ---------     --------

 Adjusted earnings           $  1,142         $   5,478      $   5,935      $   4,257     $   4,479     $  5,532
                             ========         =========      =========      =========     =========     ========

FIXED CHARGES:

 Gross interest
  incurred                   $     45         $     200      $     297      $     458     $     355     $    294

 Interest portion of
  rent expense                      9                36             30             31            31           26
                             --------         ---------      ---------      ---------     ---------     --------

 Total fixed charges         $     54         $     236      $     327      $     489     $     386     $    320
                             ========         =========      =========      =========     =========     ========
 Ratios of earnings
  to fixed charges               21.1              23.2           18.1            8.7          11.6         17.3
                             ========         =========      =========      =========     =========     ========


   At March 31, 2003, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $468 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of management, it is not probable that our Company will be required to satisfy the guarantees.